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________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 18
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                                     OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                                AMP INCORPORATED
                           (NAME OF SUBJECT COMPANY)

                          PMA ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               ALLIEDSIGNAL INC.
                                    (BIDDER)

                        COMMON STOCK, WITHOUT PAR VALUE
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                   031897101
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            PETER M. KREINDLER, ESQ.
                               ALLIEDSIGNAL INC.
                               101 COLUMBIA ROAD
                          MORRISTOWN, NEW JERSEY 07692
                                 (973) 455-5513
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)
                            ------------------------

                                   COPIES TO:
                             ARTHUR FLEISCHER, ESQ.
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                               ONE NEW YORK PLAZA
                         NEW YORK, NEW YORK 10004-1980
                                 (212) 859-8120
                            ------------------------


________________________________________________________________________________



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     The Schedule 14D-1 filed by PMA Acquisition Corporation, a Delaware corporation, a wholly owned subsidiary of AlliedSignal Inc., a Delaware corporation, in connection with its pending tender offer for up to 40 million shares of common stock, without par value, of AMP Incorporated, a Pennsylvania corporation, is hereby amended as follows:

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

(a)(42) Revised Preliminary Consent Statement, dated September 16, 1998.

                                       2



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                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 16, 1998

                                          PMA ACQUISITION CORPORATION

                                          By:       /S/ PETER M. KREINDLER
                                             ...................................
                                             NAME: PETER M. KREINDLER
                                             TITLE:  VICE PRESIDENT,
                                                SECRETARY AND DIRECTOR

                                          ALLIEDSIGNAL INC.

                                          By:       /S/ PETER M. KREINDLER
                                             ...................................
                                             NAME: PETER M. KREINDLER
                                             TITLE:  SENIOR VICE PRESIDENT,
                                                GENERAL COUNSEL AND SECRETARY

                                       3



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                                 EXHIBIT INDEX

EXHIBIT                                               DESCRIPTION                                           PAGE NO.
-------------  ------------------------------------------------------------------------------------------   --------

(a)(42) --     Revised Preliminary Consent Statement, dated September 16, 1998...........................

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